CORPORATE PARTICIPANTS

Glenn Davies

Glatfelter — Corporate Finance

George Glatfelter

Glatfelter — Chairman, CEO

John Jacunski

Glatfelter — SVP, CFO

Dante Parrini

Glatfelter — EVP, COO

CONFERENCE CALL PARTICIPANTS

Mark Wilde

Deutsche Bank — Analyst.

Robert Carl

CSCM

PRESENTATION

Operator

Ladies and gentlemen, thank you for standing by, and welcome to the Glatfelter second quarter earnings call. All lines have been placed on mute to prevent any background noise. After the speakers’ remarks, there will be a question-and-answer session. (OPERATOR INSTRUCTIONS.) Thank you.

Mr. Davies, you may begin.

Glenn Davies - Glatfelter — Corporate Finance

Thank you, Charday. Good morning and welcome to Glatfelter’s second quarter conference call. My name is Glenn Davies, and I’m with the Company’s Corporate Finance Group. Also on the call this morning is George Glatfelter, our Chairman and Chief Executive Officer; Dante Parrini, Executive Vice President and Chief Operating Officer; as well as John Jacunski, our Senior Vice President and CFO. After each of these individuals provides prepared remarks, the call will be opened for your questions.

Before we begin our presentation, I need to make a few comments. First, I want to remind you that when we use the term, “adjusted earnings,” it is a non-GAAP financial measure, as it excludes from our GAAP-based results certain items we do not consider to be part of our core operations. In our earnings release, we have provided a reconciliation of adjusted earnings to our GAAP-based results, together with a discussion of why we use adjusted earnings.

Second, any statements made today concerning our expectations about future trends or business performance may constitute forward-looking statements. Please refer to our annual report filed with the SEC for important factors that could cause our actual results to differ materially from any of these forward-looking statements.

And finally, during our presentation we will refer to a slide presentation that is available on both our website and through the webcast provider. You may want to refer to these slides to enhance your understanding of our results this quarter. Thank you, and I will now turn the call over to George.

George Glatfelter - Glatfelter — Chairman, CEO

Thank you, Glenn. Good morning, everyone, and welcome. Earlier this morning we released our 2009 second quarter results, and I’d like to begin my review by providing some context.

Obviously, these are unprecedented economic times. In the last earnings call, I stated that although our business had thus far demonstrated considerable resiliency, future levels of demand were unclear, and we expected order patterns to be erratic. I reiterated our commitment to maintaining the strength of our balance sheet by aggressively managing the cash flow of the business.

The second quarter results were driven in large part by this commitment. In light of the uncertainty that continued through the quarter, we chose to focus additional resources on improving all aspects of cash generation. We absorbed downtime rather than build inventory. We maintained supply-side discipline rather than reduce prices. Consequently, we absorbed a substantial amount of machine downtime in both of our business units. These actions reduced earnings per share by $0.15 during the quarter. However, by managing the business in this manner, we generated free cash flow of $30 million and substantially improved the strength of our balance sheet.

For the second quarter of 2009, net income was $19.9 million, or $0.43 per share compared with $3.2 million, or $0.07 per share, in the second quarter of 2008. However, when reported earnings are adjusted to exclude unusual items, particularly a $30.4 million benefit from alternative fuel mixture credits, our adjusted earnings were a loss of $0.22 per share in 2009 compared with adjusted earnings of $0.06 per share in the second quarter last year.

Summarizing the performance of our business units, during the quarter our Specialty Papers business unit continued to outperform the broader uncoated free sheet market. Volume in this unit was down 6% compared to the 14% decline for the total uncoated free sheet market, and pricing remained stable. New product development, asset flexibility, aggressive prospecting, and a strong value proposition to customers supported this effort. Recently, sales volume in this business unit has improved, reflective of seasonal demand, new product offerings, and a broader customer base.

In Composite Fibers, shipments dropped by 10% for the quarter, principally driven by rapid inventory destocking by certain customers, particularly those located in Russia and Eastern Europe. Downtime was incurred due to sluggish demand and our initiative to significantly reduce inventory.

We are confident that this business unit will enjoy solid global growth when the economy stabilizes. Order patterns recently are less volatile, and we anticipate a seasonal upswing in both our food and beverage and metallized markets into the third quarter.

Looking forward into the third quarter, we expect to achieve significantly improved results, driven by a general increase in order rates, low inventory levels, and the business strategies that I mentioned earlier.

That concludes my introductory remarks. I would now like to turn the call over to John Jacunski to provide a more in-depth discussion of the second quarter financial results. John?

John Jacunski - Glatfelter — SVP, CFO

Thank you, George. On an adjusted earnings basis, we reported a loss of $10.1 million, or $0.22 per share, compared with adjusted earnings of $2.8 million, or $0.06 per share, in the second quarter last year. As shown on Slide 4, the primary changes in earnings in the comparison were lower operating income from the Specialty Papers business unit reduced earnings per share by $0.12. Lower operating income from the Composite Fibers business unit reduced earnings per share by $0.07. Pension expense in the second quarter of 2009, compared with pension income in the second quarter of 2008, reduced earnings per share by $0.08, and a higher tax rate and other items reduced earnings per share by $0.01.

Looking at the performance of each of our business units this quarter, Specialty Papers’ operating loss was $6.4 million compared with a loss of $700,000 in the second quarter last year. As you can see on Slide 8, the main driver of the decline in the quarterly results was machine downtime totaling 14,400 tons, which negatively impacted operating income by $7 million.

The second quarter is also the time we complete the annual maintenance outages at each of the Specialty Papers mills. The outages in 2009 adversely impacted gross profit by approximately $16.1 million, or $0.23 per share, which was at the low end of our expectation, compared with $15.6 million in the same quarter a year ago.

Operating income for the Composite Fibers business unit totaled $3.7 million in the second quarter of 2009, or $3.2 million lower than the same quarter a year ago. As shown on Slide 11, the decline was largely due to the impact of machine downtime totaling nearly 3,400 tons, which negatively impacted operating income by $3.9 million.

The machine downtime in both business units was driven by weaker demand and our actions to aggressively manage inventories. Specialty Papers inventories were reduced during the quarter by over 14%, and Composite Fibers by over 12%.

In the second quarter of 2009, we recorded a pretax pension expense of $2 million compared to net pension income of $4.2 million in the same quarter last year. On an after-tax basis, this adverse impact results by $0.08 per share. We expect pension expense to total $7.3 million for all of 2009 compared to pension income of $16.1 million in 2008, resulting in a negative impact to earnings per share of $0.32 in the year-over-year comparison. However, we do not expect to be required to make cash contributions to our qualified defined-benefit pension plans during 2009.

To recap, the change in earnings per share in the second quarter compared to a year ago of $0.28 was driven by the following—$0.15 was related to machine downtime, taken primarily to reduce inventory levels; $0.05 was from lower shipping volumes and mix changes; and $0.08 was from pension expense changes.

Now looking at capital expenditures, as we previously reported, given the current economic environment, we have deferred nearly all discretionary capital expenditures for 2009. Accordingly, capital expenditures in the second quarter of 2009 were $6.2 million or $10 million less than the second quarter of 2008. We estimate capital expenditures for all of 2009 to be approximately $35 million.

During the quarter, we had very strong cash flow. Cash flow from operations was $66 million compared to $10 million in the second quarter of 2008. When excluding $29.7 million received for the use of alternative fuel mixtures, we generated free cash flow of $30 million during the second quarter of 2009 compared with the use of $6.6 million in the second quarter of 2008. This reflects our aggressive management of working capital, which generated $37 million of cash flow during the quarter, of which $27 million was from the reduction of inventories.

Looking at our balance sheet as of June 30, excluding the collateralized debt instrument related to a prior timberland sale, our net debt was $160.7 million, which is $60.5 million lower than at the end of the first quarter and nearly $50 million lower than at the end of 2008. Overall, our balance sheet remains strong, and we have significant available liquidity. At the end of the second quarter, we had $78 million of cash and $181 million of borrowing capacity available under our revolving credit agreement, which does not mature until April 2011.

This concludes my comments on our financial results. Dante will now provide comments our business unit performance.

Dante Parrini - Glatfelter — EVP, COO

Thank you, John, and good morning. Let’s start with Specialty Papers. As you heard earlier, Specialty Papers’ results for the second quarter reflects soft demand driven by the weak economic environment and our initiatives to reduce inventory, which together led us to take downtime on some of this unit’s machines. Total volumes shipped by Specialty Papers were off 6% from levels seen a year ago and 7% lower than the first quarter. However, we continue to compare quite favorably with the broader North American uncoated free sheet markets, which were down approximately 14% during the second quarter.

Generally, demand was softer in each of this unit’s four market segments. However, our market strategies, customer value propositions, and new product development activities helped to somewhat mitigate the weak demand climate.

Book publishing papers were off 15% compared to a year earlier, and the mix of book products volume was unfavorable as this market continues to be impacted by the current macroeconomic environment. Carbonless rolls and sheets were down 23% and 28%, respectively, reflecting economic sensitivity to this product line. However, uncoated specialties, security papers, and business forms were 48% higher in comparison to the same quarter a year ago, as we focused on expanding the products offered to both new and existing customers in this segment.

Envelope and converting papers were flat versus last year, turning in another solid performance, and engineered products was off approximately 6% in the comparison. Despite the softness in most of our market segments, overall pricing has held up relatively well.

Specialty Papers inventory levels were reduced by approximately 14%, or nearly 11,000 tons, during the quarter. In addition to the significant amount of cash this generated, this level of inventory, combined with our flexible operating platform, should allow us to continue to effectively manage supply in response to demand changes.

In the third quarter we expect our shipping volumes to be approximately 10% ahead of the second quarter. This improvement will be driven by an uptick in seasonal demand for book products, as well as an even larger benefit from new grades and new customers developed across all segments. The improvement in shipments in our current inventory levels is expected to result in significantly lower machine downtime in the third quarter.

Turning to North American mill operations, despite the disruptions to normal operations that downtime creates and a water main break in Chillicothe, Ohio, the Spring Grove and Chillicothe mills ran reasonably well during the quarter. In addition, we successfully completed the annual scheduled maintenance outages of both mills within budget and with few difficulties.

Our initiatives in Chillicothe to improve asset utilization and productivity will continue to improve the financial results of Specialty Papers as the markets return to more normalized levels. Spring Grove’s continuous improvement initiatives again produce meaningful benefits. Combined, the productivity improvements and cost reduction initiatives generated over $2 million of financial benefit this quarter compared to the second quarter last year.

Now let’s turn to Composite Fibers. Similar to Specialty Papers, Composite Fibers’ results were also impacted by soft demand and our efforts to reduce inventory. Overall, shipping volumes for this business unit declined 10% this quarter compared with the second quarter of 2008. As customers curtailed ordering patterns, we reacted by decreasing production and began to fulfill orders from stock. In addition, we began to slow our raw materials supply chain to adjust to these temporary market changes. As a result, we successfully reduced Composite Fibers inventories by over 12% from first quarter levels.

However, these cash savings come at a P&L cost, as we incurred downtime totaling 22% of this unit’s capacity, or nearly 3,400 tons. We believe these actions were necessary to preserve our balance sheet to maintain our position as a market leader in our core market segments.

In food and beverage, Composite Fibers’ largest product line, shipments declined 7% due to weak order patterns and customer inventory destocking, primarily in Russia, Eastern Europe, and other related regions. We continue to believe this market segment presents attractive longer-term growth opportunities.

In the more economically sensitive composite laminates product line, shipments were off 22%, reflecting continuing weakness in the housing construction and related consumer discretionary markets. Technical specialties were down nearly 18%, and metallized shipments were down approximately 4% over last year. Operationally, with the exception of the machine downtime, Composite Fibers facilities ran very well during the quarter.

From an outlook perspective, as we look into the third quarter, we expect shipping volume to improve by approximately 5% compared with the second quarter of 2009, primarily due to seasonality in our food and beverage and metallized markets. Based on this outlook and the successful inventory management results achieved during the second quarter, we expect paper machine downtime to be reduced by approximately 50% compared to the second quarter.

This concludes my remarks. I’ll turn the call back to you, George.

George Glatfelter - Glatfelter — Chairman, CEO

Thank you, Dante. To summarize, in the backdrop of economic uncertainty, our second quarter results reflect the impact of erratic order patterns coupled with an aggressive approach to inventory reduction and a focus on cash generation. As a result, although we experienced a short-term hit to the P&L, we have further strengthened our balance sheet and significantly improved the liquidity of the Company.

To this end, we generated $30 million of free cash flow, including $27 million from the reduction of inventories. Our net debt was $161 million, which is $61 million lower than the end of the first quarter and nearly $50 million lower than the end of 2008. Leverage of 1.7 times EBITDA at the end of 2008 was reduced to 1.4 times by quarter end. I’m pleased with this aspect of our business performance and believe that it reflects a nimble and affirmative response to externally driven economic challenges.

Recently, we have noticed an increase in demand for many of our products. For instance, July shipments were the strongest of the year, and although forecasting continues to remain challenging, market volatility has diminished. When coupled with our current inventory position, which is at its lowest level since our 2006 acquisitions, these changes have positioned the business well for the third quarter.

I continue to have confidence in the strategic direction of our business. Many economists seem to feel that the worst may be behind us, and I’m inclined to agree, but I also think that sustained economic progress will come slowly. Regardless of the pace of recovery, I believe the Company’s well positioned to participate in both the commercial and strategic opportunities that will emerge in the future.

That concludes our prepared for remarks for today’s call, and at this point we’ll open the lines to address your questions.

QUESTION AND ANSWER

Operator

(OPERATOR INSTRUCTIONS.) Your first question comes from the line of Mark Wilde with Deutsche Bank.

Mark Wilde - Deutsche Bank — Analyst.

Good morning, George, Dante, John. Dante. I was a little puzzled by the line in the release here where you talk about higher costs for some of the chemical inputs on a year-over-year basis. Can you just help us understand how you’re purchasing stuff like caustic? I understand that you’re not likely to just follow the spot prices, but did you have some contracts that repriced, say, at the end of last year and took you up?

Dante Parrini - Glatfelter — EVP, COO

Yes. If I were to look at the North American business, the big drivers of unfavorable purchase price variance on input costs, they came from coal in Chillicothe, Ohio, caustic at both facilities, and starch at both facilities. And we did have a contract with favorable pricing expire at the end of ‘08, and it reset for ‘09. And the pricing of caustic, especially, has been quite volatile and had a significant year-over-year jump.

Mark Wilde - Deutsche Bank — Analyst.

Is there any—can you give us something as to how long that contract price is going to sit for now? Because it’s like the spot price of caustic is down about 80% from the top.

John Jacunski - Glatfelter — SVP, CFO

Yes, Mark, we did have quarterly pricing in that caustic contract. Our previous contract was a multi-year contract with fixed pricing, so we did not experience a run-up in prices in 2008. The prices of starch were much higher, and they’ve come off dramatically. So our price that we are paying has also come down from the quarterly price.

Mark Wilde - Deutsche Bank — Analyst.

And presumably, we’d see some more benefit from that in the third quarter, John?

John Jacunski - Glatfelter — SVP, CFO

Yes. Now, if you’re comparing it to the second quarter, I think we’ll see some lower pricing in the third quarter compared to the second quarter.

Mark Wilde - Deutsche Bank — Analyst.

Exactly, okay.

John Jacunski - Glatfelter — SVP, CFO

Although it will still be, I believe, higher than it was in the third quarter of last year.

Mark Wilde - Deutsche Bank — Analyst.

Okay, all right. And Dante, another question. I wonder just, if you look at the Composite business, can you help us understand how different exchange rate moves would be affecting that business right now? Because we’ve got a strong Euro, but we’ve also got a British pound that’s still relatively weak on a year-over-year basis and weak relative to the Euro?

Dante Parrini - Glatfelter — EVP, COO

That’s correct, so we do have input costs and sales revenue denominated in Euro, pound sterling, US dollars, and a few other currencies. So the interplay between the pound sterling and the Euro has clearly affected the Composite Fibers business unit in certain regions of the world, where we might be producing in places like Germany or France and selling into the UK.

I’ll go back to a more overarching statement that we’ve made in years past, that on balance we think we’ve got some relative natural hedges built into CFBU that takes the severe volatility out of foreign exchange. But the movement in the sterling versus the Euro has made a difference to us. And John, I think we’ve estimated that at about—?

John Jacunski - Glatfelter — SVP, CFO

That’s generally plus or minus, we said plus or minus $3 million, Mark, and I think with, as far as the pound has moved, it might be a little bit outside that range. But generally speaking for the whole business unit, we view both the translation effect and the economic effect as about plus or minus $3 million a year.

Mark Wilde - Deutsche Bank — Analyst.

John, is it possible, just moving to a different topic, can you help us understand what happened with the unwind of this timber monetization? Are you essentially now holding buyer paper?

John Jacunski - Glatfelter — SVP, CFO

No. What happened with the timber monetization was that there was a downgrade of the bank that provided the letter of credit that backed the receivable. That downgrade essentially would have triggered a default under the agreement had it not been cured. And the way we ended up curing the issue was more or less to collapse the transaction. So we collected the receivable of $37.9 million, and we paid back the note payable we had of $34 million. So during the quarter, we had about a $4 million benefit, $3.5 million benefit cash flow-wise from the unwind of that transaction.

It will trigger taxes payable for that gain. However, with the alternative fuel mixture credits, we believe that we will offset the requirement for that cash payment in the second half of the year. And so we don’t believe there will be any further cash impact to the Company from that.

Mark Wilde - Deutsche Bank — Analyst.

But you are not, you’re not holding any exposure, then, to the buy right now?

John Jacunski - Glatfelter — SVP, CFO

No, we’re not. Not on that transaction. We have a second transaction that is structured very similarly that we have a receivable from a third party, but it’s also backed by a letter of credit. And there’s been no issue with that letter of credit bank to this point that would require us to do anything differently.

Mark Wilde - Deutsche Bank — Analyst.

Okay. And just finally, just so we understand how you expect volumes to move, it sounds like you’re expecting to eliminate half of the downtime which you had in the second quarter in Composite Fibers. And are you expecting any downtime in the third quarter in the Specialty Papers business?

John Jacunski - Glatfelter — SVP, CFO

It will be very modest.

Mark Wilde - Deutsche Bank — Analyst.

Okay. All right. I think that’s helpful. I’ll turn it over.

Operator

Our next question comes from the line of Robert Carl with CSCM.

Robert Carl - CSCM — Analyst

This is an accounting question. I notice that you realized or presented the tax credit as a credit cost of goods sold. What was the thinking behind that? I know that your auditors probably made you do it that way, but clearly, to me doesn’t look like an operating item at all. It looks like a one-time tax credit. Could you just give us a little color on that?

John Jacunski - Glatfelter — SVP, CFO

Sure. The situation with the alternative fuel mixture credit is relatively unique. There are very few, if any, other corporate tax matters that could result in both a refund and a credit. So because it qualifies as a refund, we, in consultation with our auditors, have determined that it should be a credit against cost of sales. We have not included it in the Specialty Papers results. We’ve included it in our business unit table under the “Other Unallocated,” so you can see the results of the business unit. But that’s based on our interpretation of the accounting rules and the situation and the consultation of our auditors. That’s the conclusion we’ve reached, and I think that’s pretty consistent with others in the industry.

Robert Carl - CSCM — Analyst

Okay. Thank you.

Operator

(OPERATOR INSTRUCTIONS.) You have a follow-up question from the line of Mark Wilde with Deutsche Bank.

Mark Wilde - Deutsche Bank — Analyst.

Yes. Just a comment that you made in the opening comments, something to the effect of not only has volume improved just a bit cyclically, but you talked about some new business wins. Can you give us any sense of where those are occurring?

Dante Parrini - Glatfelter — EVP, COO

Mark, this is Dante. I think, if you recall during my prepared remarks, we made reference to a rather significant year-over-year improvement in categories that we call uncoated specialties, security papers, and business forms. And we’ve made mention to the new product development and new business development activities over the last couple of quarters. And there have been a whole host of niche-type products in the printing and writing category, where we’ve found opportunities due to the use of our development engine, our flexible assets, our reputation for making high-quality products and having flexible service platforms, where we’ve been able to fill some gaps with customers that were uneasy with either their existing supplier, or they saw their previous supplier migrate away from certain types of these grades. And we’ve been very successful in accumulating a large number of small and medium-sized wins in that regard.

Mark Wilde - Deutsche Bank — Analyst.

And, Dante, would those be viewed from your perspective as mix improvements or filler tonnage, or how do you think about that?

Dante Parrini - Glatfelter — EVP, COO

We don’t view it as filler tonnage, so these are grades that we think can fit our portfolio over the cycle. And especially in the type of environment that we’re operating now, with underutilization of assets, clearly, this type of business is additive to the portfolio, and we see it as a permanent part of what we’re going to do going forward. And as things start to settle out, as the market continues to evolve and we see what changes here, what’s been structural and what’s been temporary.

Mark Wilde - Deutsche Bank — Analyst.

All right. And the last question I had, John, can you help us understand the level of black liquor credits that we’re likely to see in Q3 and Q4, just assuming that these remain in place through the end of the year? Because without the mill maintenance that occurred at both Chilli and Spring Grove in the second quarter, presumably your pulp mills are running full, you’re generating more black liquor, so that quarterly run rate on the credits should be higher.

John Jacunski - Glatfelter — SVP, CFO

Yes, sure, Mark. In our release, we talked about the claim that we filed and received $29.7 million of cash, which was for basically a three-month period, February 20 through May 17. So we’re running at about $10 million a month. It was a little bit lower than—that run rate’s a little bit lower for the second half of May through the end of June because of the mill outages that you referenced.

Now, going into Q3 and Q4, we don’t have those type of long outages. I would approximate it to be about $10 million a month.

Mark Wilde - Deutsche Bank — Analyst.

About $1.35 a share in the second half of the year?

John Jacunski - Glatfelter — SVP, CFO

Yes, yes.

Mark Wilde - Deutsche Bank — Analyst.

Okay. Great. Thanks, John. Good luck.

John Jacunski - Glatfelter — SVP, CFO

Thanks.

Operator

You have a follow-up question from the line of Robert Carl with CSCM.

Robert Carl - CSCM — Analyst

It’s not so much a follow-up, just a general question for George, and it’s this. George, I’m seeing more and more Kindles out there. Do you think we need to revise our medium-term outlook for the eventual decline of the book publishing business? Do you have any thoughts on that?

George Glatfelter - Glatfelter — Chairman, CEO

Sure I do, Bob. I’m seeing them, too, and in fact, we have one floating around the office.

Robert Carl - CSCM — Analyst

Oh, no! That’s awful. Remove it! Be a Luddite, yes.

George Glatfelter - Glatfelter — Chairman, CEO

We like to keep up to date with technology. Our overriding feeling with respect to the Kindle and a lot of the other electronic devices that we come across today is that they’ll have an impact. I think they’re here to stay. But I don’t believe, in my lifetime, they’re going to replace the book. I think the book has a well accepted niche in our culture today, and I think the Kindle is actually a pretty unique device. But I don’t believe that it has disruptive characteristics of a magnitude that would cause me to want to change my outlook for the book publishing business.

Robert Carl - CSCM — Analyst

Okay, thank you, George.

George Glatfelter - Glatfelter — Chairman, CEO

Sure.

Operator

There are no further questions at this time. I would now like to turn the call back over to Mr. Glatfelter for closing remarks.

George Glatfelter - Glatfelter — Chairman, CEO

Okay. Thank you, Charday, and I’d like to thank everyone for your attention today, your questions, and your interest in Glatfelter. We tried to share with you our view that the trajectory of our business for the third quarter looks promising, and I believe that our business is well positioned to emerge from the current downturn, whenever that may occur. But good momentum.

So with that, I look forward to speaking with you next quarter, and from here in York, we all wish you a good day.

Operator

This concludes today’s conference call. You may now disconnect.